Code of Ethics


To the Trustees, Officers and employees of the Progressive Capital Accumulation Trust


I. BACKGROUND

        The Board of Trustees of the Progressive Capital Accumulation Trust (the "Trust") reviews periodically the matter of purchases and sales of securities by the Progressive Capital Accumulation Trust and the Trusts' officers and employees. The Board has considered that because of the judgmental nature of the questions involved and the confidence of the board in the persons concerned, the matter is not a subject for rigid, detailed rules and regulations, but rather for a statement of policy as a guide to persons of good faith.

        This code of ethics is intended as a statement of policy to guide persons of good faith in handling their own investments.


II. DEFINITIONS

        a) "Trust" means the Progressive Capital Accumulation Trust.

        b) "Access person" means any trustee, officer, general partner, or advisory person of the Trust.

        c) "Advisory person" means (i) any employee of the Trust or of any company in a control relationship with the Trust, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust, or whose functions relate to the making of any recommendations with respect to purchases or sales; and (ii) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security.

        d) a security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        e) "Beneficial ownership" shall be interpreted in the same manner in which it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

        f) "Control" shall have the same meaning as that set forth in Section 2(a) (9) of the Investment Company Act.

        g) "Disinterested trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a) (9) of the Investment Company Act.

        h) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.


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        i) "Security" shall have the meaning set forth in Section 2(a) (36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a) (16) of the Investment Company Act, banker's acceptances, bank certificates of deposit, commercial paper, and other such money market instruments as designated by the Board of Trustees.


III. EXEMPTED TRANSACTIONS

        The prohibitions of Section IV of this Code shall not apply to:

        a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

        b) Purchase or sales of securities which are not eligible for purchase or sale by the Trust.

        c) Purchases or sales which are non-volitional on the part of either the access person or the Trust.

        d) Purchases which are part of an automatic dividend reinvestment plan.

        e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

        f) Purchases or sales which, in the opinion of the Board of Trustees, are only remotely potentially harmful to the Trust because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold, or held by the Trust. No such purchases or sales by access persons shall be effected prior to the completion of the related transactions by the Trust. In addition, such purchases or sales shall be reviewed by the board on a semi-annual basis to ensure compliance with the intent of this Code.


IV. PROHIBITED PURCHASES AND SALES

        No access person shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

        a) is being considered for purchase or sale by the Trust; or

        b) is being purchased or sold by the Trust.

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V. REPORTING

        a) Every access person shall report to the Trust the information described in Section V(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transaction effected for any account over which such person does not have direct or indirect influence.

        b) a disinterested trustee of the Trust need only report a transaction in a security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of the Trust, should have known that, during the 15 day period immediately preceding the date of the transaction by the trustee, such security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

        c) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

           i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

           ii) the nature of the transaction (i.e. purchase, sale, or any other type of acquisition or disposition);

           iii) the price at which the transaction was effected; and,

           iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

        d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

VI. SANCTIONS

        Upon discovering a violation of this Code, the Board of Trustees of the Trust may impose such sanctions, as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.


VII. CONCLUSION

        The Board of Trustees urges that all concerned should keep the above matters constantly in mind and comply with the above reporting requirements.





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